Exhibit 10.1

Executive Officer	2004 Bonus	2005 Base Salary	2005 Target Bonus (% of Base Salary)(1)

Henry E. Blair President and Chief Executive Officer	$102,300	$500,000	40%
Stephen S. Galliker Executive Vice President, Finance and Administration, and Chief Financial Officer	$74,597	$280,081	35%
Ivana Magovcevic, Ph.D., J.D. Senior Vice President Legal Affairs, Chief Patent Counsel and Asst. Secretary	$59,125	$281,875	30%
Clive R. Wood, Ph.D. Senior Vice President Discovery Research and Chief Science Officer	$56,875	$275,000	30%
Lynn G. Baird, Ph.D. Senior Vice President, Development	$51,638	$261,375	28%

(1)     The target bonus opportunity can be exceeded by up to 20% of the target for exceptional performance. For example, an executive with a target bonus of 30% who has outstanding performance can receive a bonus of as much as 36% of base salary.